EXHIBIT 1.8

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia's disclosure obligations under Italian law

Announcement pursuant to art. 41, paragraph 4, of the regulation adopted by CONSOB with resolution no. 11971 of 1999, as amended

TELECOM ITALIA S.p.A.

FINAL RESULTS FOR THE VOLUNTARY PARTIAL TENDER OFFER FOR ORDINARY SHARES AND VOLUNTARY TENDER OFFER FOR ALL SAVINGS SHARES OF

TELECOM ITALIA MOBILE S.p.A.

Telecom Italia S.p.A. (Telecom Italia) announces the official final results of the voluntary partial tender offer for ordinary shares (“Ordinary Share Offer”) and the voluntary tender offer for all savings shares (“Savings Share Offer”) issued by Telecom Italia Mobile S.p.A. (“TIM”), made pursuant to terms and conditions of the Offer Document dated January 2005 (“Offer Document”).

The total number of shares tendered were:

(i) 2,639,154,665 TIM ordinary shares, representing approximately 31.2 % of TIM’s ordinary share capital and approximately 107.4 % of the ordinary shares sought in the Ordinary Share Offer; and

(ii) 8,463,127 TIM savings shares, representing approximately 6.4 % of TIM’s savings shares capital and of the savings shares sought in the Savings Share Offer.

Telecom Italia declares that, although not all the conditions to effectiveness referred to in Sections a.1 and c.7 of the Offer Document were satisfied, and specifically the number of savings shares tendered under the Savings Share Offer was less than the minimum quantity specified in the Offer Document (88,046,109 TIM savings shares), having regard to the overall number of shares tendered and the objectives of the broader plan of reorganization of the Group, Telecom Italia has waived such condition to effectiveness and has determined to proceed with such plan of reorganization, the guidelines of which were approved by the Boards of Directors of Telecom Italia and TIM on December 7, 2004; this includes, as essential part of the reorganization, the merger of TIM into Telecom Italia, which was approved by resolution of the companies’ respective Boards of Directors on January 23, 2005.

Since the number of ordinary shares tendered exceeded the maximum number of ordinary shares sought in the Ordinary Share Offer, the acceptances were prorated proportionately: the proration percentage was determined to be 93.0803440% (instead of 93.0794515%, as already announced on the basis of the provisional results of the offer). In the event that proration resulted in a fractional number of shares to be acquired from a shareholder, the number was rounded down to the nearest whole number. The TIM ordinary shares tendered to and not accepted by Telecom Italia as a result of this proration were released and returned to the shareholders tendering such shares on January 26, 2005.

The consideration for the shares tendered and accepted (which amounts to an aggregate consideration of approximately € 13,756 million for ordinary shares and approximately € 47 million for savings shares) will be paid to tendering shareholders on the fifth business day following the end of the acceptance period and therefore on January 28, 2005. Simultaneously with the payment of the consideration, ownership of the shares tendered and accepted in the Ordinary Share Offer and Savings Share Offer will be transferred to Telecom Italia.

As a result of the completion of the Ordinary Share Offer and the Savings Share Offer, Telecom Italia will hold approximately 84.8% of TIM’s ordinary share capital and approximately 6.4% of TIM’s savings share capital.

January 27, 2005